Exhibit 99.1

For Immediate Release

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES FINANCIAL RESULTS FOR 2007 THIRD QUARTER

Palo Alto, CA, - November 7, 2007 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $11.6 million, or $0.22 per share, for the third quarter ended September 30, 2007, compared with a net loss of $20.5 million, or $0.39 per share, for the comparable period in 2006.

For the quarter ended September 30, 2007, total operating costs and expenses were $13.0 million, compared with $22.5 million in the 2006 third quarter. Operating expenses in the 2007 third quarter included stock-based compensation expense of approximately $1.9 million. Operating expenses were approximately 42% lower in the third quarter of 2007 compared with the same period in 2006, primarily as a result of reduced headcount following the company’s restructuring implemented in February 2007, reduced clinical trial and related expenses, and lower stock-based compensation expense.

For the nine months ended September 30, 2007, Telik reported a net loss of $42.3 million, or $0.81 per share, compared with a net loss of $62.0 million, or $1.19 per share, for the nine months ended September 30, 2006. Total operating expenses for the first nine months of 2007 were $46.8 million, compared with $68.3 million for the first nine months of 2006. Operating expenses in the first nine months of 2007 included approximately $6.8 million in stock-based compensation expense. The reduction in operating expenses of approximately 31% in the first nine months of 2007 compared with the same period in 2006 was primarily due to reduced headcount following the restructuring, which was completed during the second quarter of 2007, reduced clinical trial and related expenses, and lower stock-based compensation expense.

At September 30, 2007, Telik had $102.3 million in cash, cash equivalents and investments including restricted investments, compared to $141.7 million at December 31, 2006.

In October 2007, Telik announced that the U.S. Food and Drug Administration (FDA) removed the partial hold on TELCYTA® (canfosfamide HCl, TLK286) clinical trials following a complete review of TELCYTA safety and efficacy documentation. The agency also examined records of the independent Data Monitoring Committees that conducted oversight of the trials and concluded that TELCYTA clinical trials may continue.

Also in October, Telik reported positive preclinical data from its program to develop novel small molecule inhibitors of validated cancer targets including dual inhibitors of aurora kinases and VEGFR2. These potential product candidates were discovered using the company’s proprietary drug discovery technology, TRAP®. The data were presented at the AACR-NCI-EORTC Conference on Molecular Targets and Cancer Therapeutics.

Conference Call and Webcast

Telik will conduct its quarterly conference call today at 4:30 p.m. Eastern time (1:30 pm. Pacific time). The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 888-276-0009 or 612-332-0819. An archive of the conference call will be available on the Telik website or by telephone at 800-475-6701 or 320-365-3844, access code 893462. The archive will be available from approximately 8:30 p.m. Eastern time on November 7 through November 15, 2007.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced drug development candidates are TELCYTA®, a tumor-activated small molecule product candidate in clinical development for the treatment of advanced ovarian cancer and non-small cell lung cancer; and TELINTRA®, which is in clinical development for the treatment of myelodysplastic syndrome. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP™, which enables the rapid and efficient discovery of small molecule drug candidates.

This press release contains “forward-looking” statements, including statements regarding Telik’s future development of TELCYTA and TELINTRA. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, if clinical trials of TELCYTA or TELINTRA are delayed or unsuccessful, Telik’s business would suffer, if Telik’s competitors develop and market products that are more effective than its product candidates or any product that Telik may develop, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated, and if Telik does not obtain regulatory approval to market products in the United States and foreign countries, Telik will not be permitted to commercialize its product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its quarterly report on Form 10-Q for the quarter ended June 30, 2007. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELCYTA, TELINTRA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating costs and expenses:
Research and development	$9,387	$18,487	$34,200	$55,181
General and administrative	3,661	4,063	11,292	13,132
Restructuring costs	—	—	1,356	—

Total operating costs and expenses	13,048	22,550	46,848	68,313

Loss from operations	(13,048)	(22,550)	(46,848)	(68,313)
Interest income, net	1,399	2,077	4,554	6,264

Net loss	$(11,649)	$(20,473)	$(42,294)	$(62,049)

Basic and diluted net loss per share	$(0.22)	$(0.39)	$(0.81)	$(1.19)

Weighted average shares used to calculate basic and diluted net loss per share	52,574	52,303	52,491	52,241

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
Cash, cash equivalents, investments and restricted investments	$102,348	$141,665
Total assets	$108,259	149,214
Stockholders’ equity	$97,834	132,622